Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +650.328.4600 Fax: +650.463.2600 www.lw.com

FIRM/AFFILIATE OFFICES
November 7, 2007 Advanced Micro Devices, Inc. One AMD Place P.O. Box 3453 Sunnyvale, California 94088	Barcelona Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow Munich	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Advanced Micro Devices, Inc. Registration Statement on Form S-3 for
$1,500,000,000 Aggregate Principal Amount of 5.75% Convertible Senior Notes
Due 2012 and 74,515,648 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of $1,500,000,000 aggregate principal amount of the Company’s 5.75% Convertible Senior Notes due 2012 (the “Notes”) and 74,515,648 shares of its common stock, par value $0.01 (the “Common Stock”), initially reserved for issuance upon due conversion of the Notes, under the Indenture, dated as of August 14, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee, under the Securities Act of 1933, as amended (the “Act”), by the Company, and pursuant to a registration statement on Form S-3 under the Act filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2007 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the Notes and the Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

November 7, 2007

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) The 74,515,648 shares of Common Stock initially issuable upon conversion of the Notes (the “Conversion Shares”), assuming the Notes were converted on the date hereof, have been duly authorized by all necessary corporate action of the Company and reserved for issuance and, assuming issuance of the Conversion Shares upon the conversion of the Notes on the date hereof in accordance with the terms of the Indenture and the Notes, would be validly issued, fully paid and non-assessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 3.07 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In

November 7, 2007

giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP